Exhibit 10(bb)

PARKER-HANNIFIN CORPORATION

AMENDMENT TO THE

AMENDED AND RESTATED PENSION RESTORATION PLAN

Adopted: 04/15/2010

Effective: 01/01/2010

WHEREAS, by instrument effective as of January 1, 1995, the Pension Restoration Plan (the “Plan”) was established for the benefit of certain employees of Parker-Hannifin Corporation; and

WHEREAS, the Plan has been amended and restated from time to time; and

WHEREAS, upon recommendation of the Human Resources & Compensation Committee of the Board, the Board of Directors desires to amend the terms, provisions, and conditions of the Plan;

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2010 as follows:

Section 1.10 of the Plan is hereby amended in its entirety to read as follows:

1.10	Eligible Executive shall mean an employee of the Company or any of its subsidiaries who:

(a)	is designated by the Administrator as eligible to participate in the Plan; and

(b)	qualifies as a member of the “select group of management or highly compensated employees” under ERISA.

Article 2 of the Plan is hereby amended in its entirety to read as follows:

ARTICLE 2 PARTICIPATION

An Eligible Executive shall become a Participant in the Plan as of the earlier of:

(a)	the date the Eligible Executive’s retirement benefits under the Qualified Plan first become limited by any Statutory Limit;

(b)	the date the Eligible Executive first elects to defer compensation under the SRP or EDP;

(c)	the date of a Change in Control of the Company; or

(d)	the date designated by the Administrator in a written agreement.

Section 3.3 of the Plan is hereby amended in its entirety to correct the scrivener’s errors and to read as follows:

3.3	Form of Retirement Benefits.

(a) Termination of Employment Before Early Retirement Date. Upon Termination of Employment before his Early Retirement Date, a Participant’s retirement benefit shall be paid in the form of a single lump sum payment.

(b) Termination of Employment On or After Early Retirement Date. Except as otherwise provided pursuant to Sections 3.3(b)(i) to 3.3(b)(vi), upon Termination of Employment on or after his Early Retirement Date, a Participant’s retirement benefit shall be paid in the form of a single life annuity.

(i) Initial Payment Elections by Participants. To the extent permitted by Section 409A of the Code and Section 1.409A-2(a)(5) of the Regulations, within 30 days following the date an Eligible Executive becomes a Participant, the Participant may elect for retirement benefits under this Plan to be paid in the form of (A) a single lump sum payment equal to the Actuarial Value of the Participant’s retirement benefits under this Plan, or (B) a single life annuity. In the event that the vesting requirement of Section 3.2 is accelerated for any Participant on account of death, Disability or a Change of Control, any election made by such Participant under this Section 3.3(b)(ii) will be disregarded.

(ii) Changes Between Actuarially Equivalent Forms of Annuity. A Participant may elect at any time prior to Termination of Employment to convert his retirement benefit from a single life annuity to any of the actuarially equivalent forms of annuity offered under the Qualified Plan.

(iii) Changes by SERP Participants. To the extent required by Section 409A of the Code, if any SERP Participant elects under the SERP to receive payment of his SERP benefit in a form different from that previously in effect for such Participant’s retirement benefit under this Plan, the Company shall change the form of payment of such SERP Participant’s retirement benefit under this Plan to the form of payment elected by such SERP Participant under the SERP. Any change in the form of payment of a Participant’s retirement benefit pursuant to this Section 3.3(b)(iii) shall cause the payment of such Participant’s retirement benefit under this Plan to be delayed for five years from the date payment would otherwise commence or be made (taking into account any delay in payment or commencement of payment under Section 3.4 on account of a Participant’s status as a Specified Employee).

(iv) Transitional Rule. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transitional rules issued under Section 409A of the Code, through such date as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his retirement benefit under this Plan, provided that (a) any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year, (b) any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year, and (c) any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any such election(s) must be made by the date specified by the Company consistent with guidance pursuant to Section 409A of the Code.

(v) One-Time Change by Participants. In addition to any election permitted by Sections 3.3(b)(i) – (iv), to the extent permitted by Section 409A of the Code, a Participant may make a one-time election to change the form of payment at any time up to 12 months before the first scheduled payment; provided, however, that (a) any such election shall not be effective for at least 12 months following the date made; and (b) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay in payment or commencement of payment under Section 3.4 of the Plan on account of a Participant’s status as a Specified Employee).

(vi) Small Benefit Exception.

(A) Benefits Payable Prior to January 1, 2008. Notwithstanding the foregoing provisions of this Section 3.3(b), with respect to a Participant’s retirement benefit under the Plan that would otherwise be paid as an annuity prior to January 1, 2008, if the Actuarial Value of the benefit payable to the Participant under the Plan as of the date payment is scheduled to commence is less than fifteen thousand dollars ($15,000), the Company shall pay such benefit in a single lump sum; provided, however, that payment of a retirement benefit to any Specified Employee pursuant to this Section 3.3(b)(vi)(A) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

(B) Benefits Payable After December 31, 2007. Notwithstanding the foregoing provisions of this Section 3.3(b), effective December 31, 2007 with respect to a Participant’s benefit under the Plan that would otherwise be paid as an annuity after December 31, 2007, if the aggregate of the Actuarial Value of all remaining benefits payable to the Participant under the Plan and the present value of all other remaining benefits under the SERP and any other nonqualified deferred compensation arrangement that is aggregated with the Plan and the SERP under Section 1.409A-1(c) of the Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the retirement benefit under the Plan in a single lump sum; provided, however, that payment of a retirement benefit to any Specified Employee pursuant to this Section 3.3(b)(vi)(B) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

Adopted April 15, 2010 by resolution of the Board of Directors of Parker-Hannifin Corporation.

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr., Secretary